Exhibit 10.3

Consulting Agreement

Between

Lake Victoria Mining Company, Inc. a corporation incorporated and existing pursuant to the laws of the state of Nevada, U.S.A. with a registered office located at 1781 Larkspur Drive, Golden, Colorado 80401.

(the “Company”)
(of the First Part)

and

Clive Howard Matthew King
of P.O. Box 35340, Nyali, 80118 Kenya

 (the “Consultant”)
(of the Second Part)

1.0           Consulting

1.1           The Company is pleased to contract the Consultant for the duties described in “Schedule A” attached hereto and forming part of this agreement (the “Agreement”). This Agreement records the Consulting agreement between the Company and the Consultant.

2.0           Term

2.1           Subject to the terms set forth in this Agreement, the Company agrees to contract the Consultant and the Consultant hereby agrees to be contracted initially by the Company for six (6) months (the ”Initial Consulting Period”) commencing from May 1, 2010 until the Initial Consulting Period is completed. The Agreement will then automatically (the “Consulting Period”) extend for a 12 month period from the ending date of the Initial Consulting Period unless either party provides the other party with written notice of its intent not to renew at least thirty (30) days prior to the expiration of the Initial Consulting Period. The Agreement shall automatically renew for successive one-year periods unless either party provides the other party with written notice of its intent not to renew at least thirty (30) days prior to the expiration of the then current Consulting Period.

3.0           Compensation

3.1           The compensation is described in “Schedule B” attached hereto and forming part of this Agreement.

3.2           The remuneration is confidential between the Consultant and the Company, and the Consultant is obliged to maintain absolute confidentiality regarding the terms, conditions and compensation of the Consulting and remuneration.

4.0           Medical Benefits

The Company may provide medical insurance through Strategis Insurance. If the Company provides medical coverage such coverage is only available for the term of the Consulting with the Company. This is the only medical coverage supplied by the Company. Details of the medical coverage and when it may commence are contained in “Schedule C” attached hereto and forming part of this Agreement.

5.0           Annual Leave

5.1           There will be twenty-eight days of leave annually, such leave to be taken within twelve calendar months at a time that does not conflict with the Company’s workload. Leave must be submitted in writing with fair and proper notice to the Company. Leave not taken in any calendar year shall lapse, unless the Company agrees in writing to carry such leave over to the following year. The Company also reserves the rights to request leave be taken at certain times of the year when the Company’s operations are not as busy.

6.0           Field Security

6.1           The Company will provide security when deemed necessary for the safety of all Consultants.

7.0           Field Transport and Expense Allowances

7.1           The Company shall provide the Consultant with reliable and satisfactory transport while on field duty and will transport the Consultant back to Mombasa from the field area upon completion of the field work.

7.2The Company will provide an appropriate field allowance at their discretion for meals and accommodation; however no allowance shall be paid if the Company is already providing and paying for accommodation and meals.

8.0           Diligence, and Restraint of Trade

8.1           The Consultant shall at all times be expected to devote his time diligently to fulfill the services outline on Schedule “A”.  to all working hours diligently in the business of the Company. It is understood, that the Consultant can take other consulting work for any mineral for other companies outside of Tanzania from time to time on provision that it does not effect or conflict with the work programmes being undertaken by Lake Victoria Mining Company, Inc. does not conflict with the Companies interest in Tanzania and does not breach any confidentiality of the Company’s business. When such consulting work is undertaken for another company, the time spent must be accounted for and is to be deducted pro rata from the monthly base compensation to be paid by Lake Victoria Mining Company, Inc.

9.0           Confidentiality

9.1           The Consultant acknowledges and agrees that any and all information, data and materials of any nature (whether technical, financial, personal or otherwise) and in any form (whether oral, written, graphic, demonstrative, machine recognizable or otherwise) described or provided by the Company, its agents or representatives to or otherwise obtained or prepared by or on behalf of the Company at any time prior to or following the date hereof pursuant to or arising out of the Consulting of the Consultant is “Confidential Information” which is and unless otherwise agreed to in writing by the Company shall remain the sole and exclusive property of the Company and which the Consultant  shall treat and keep as secret and confidential.

9.2         The Consultant further agrees:

(a)         to ensure that  the Consultant does not directly or indirectly reveal or make available any Confidential Information to any third party, except as such disclosure may be first approved in writing by the Company (which approval may be arbitrarily withheld) and to ensure that the Consultant will treat such Confidential Information in the same manner as the Consultant  treats his/her own Confidential Information;

(b)         to ensure that the Consultant does not use or duplicate the Confidential Information for any purpose or in any manner, other than in connection with and as is absolutely necessary for the Consultant to carry out its Consulting; and

(c)         to ensure that disclosure of the Confidential Information to each of the Company’s Consultants or agents, to whom disclosure may be made on a “need to know” basis,  or who otherwise have access to the Confidential Information are approved in advance by the Company;  and that, each such Consultant or agent  executes a confidentiality agreement in a form provided by the Company, agreeing to safeguard and maintain the confidentiality of the Confidential Information and not to disclose or make the Confidential Information available to any third party or otherwise disclose it into the public domain, or duplicate or use any of the Confidential Information.

9.3         The provisions of sections 9.1 and 9.2 shall not apply to any information, data or material (or any compilation thereof) which:

(a)	was already in the public domain or comes into the public domain without any breach of this Agreement;

(b)
is required to be disclosed pursuant to applicable laws or pursuant to policies or regulations of any regulatory authority or private or public body having jurisdiction over a Party or of which the Party is a member;

(c)	is required to be disclosed in any valuation or legal proceeding hereunder; or

(d)
is made to a professional or other adviser to such disclosing Party, in which event  such disclosing Party shall, so far as reasonably possible, cause the recipient to comply with the terms hereof as if it were a party to this Agreement.

9.4         The Consultant acknowledges and agrees that the Company shall exclusively own all right, title and interest, in and to the Confidential Information.

9.5         The Consultant agrees, that forthwith upon termination or expiry of this Agreement upon written request made by the Company within 30 days thereafter, the Consultant will deliver or cause to be delivered to the Company all documents and other tangible items including their electronic form, comprising or referring to any of the Confidential information together with all copies, summaries and records thereof.

10.0           Non-Competition

10.1           The Consultants agrees that he will not work on a part time or full time basis with or without payment for any person or party other than the Company during the Consultant’s Consulting with the Company except for those companies covered in 8.1.

10.2           The Consultant will not engage in any competing business directly or indirectly within the country of Tanzania. This includes the acquisition, exploration and mineral production on any prospecting properties.

10.3           The Consultant agrees that he/she shall not without prior written permission of the Company work as a Consultant or consultant on full time or part time basis for any other employer to which the Company has sent the Consultant for assignments. This agreement shall remain in force until the expiry of twelve months following the Consultant’s discharge or termination of his/her services.

10.4            The Consultant may not work as a Consultant to outside companies that would constitute competitors, or potential business partners of the Company, while employed by the Company or for a period of twelve months after termination without the prior consent of the Company which may not be unreasonable withheld.

11.0           Protection of Company Image

11.1           The Consultant shall at all times protect the image of the Company. In particular, the Consultant shall conduct themselves in a manner that enhances the good name of the Company and desist from doing anything that may or could cause financial loss to the Company. The Consultant will also read, and become familiar with, abide by and sign a copy of the Company’s code of ethics attached hereto as “Schedule D” and forming part of this Agreement.

11.2           The Consultant shall not make public statements on behalf of the Company unless requested by the Board of Directors to do so.

12.0           Termination

12.1           Breach of any of the terms or conditions herein will entitle the Company to summarily dismiss the Consultant without notice and without pay. Breach does include theft, theft through conveyance of trust, willful disobedience of Company instructions and breaking the Company’s Code of Ethics.

12.2           The Company may terminate the Consultant at any time if in its opinion the Consultant’s performance is not satisfactory, or without assigning any reason therefore by giving one month notice or one months’ salary in lieu of such notice.

12.3           The Consultant may terminate the Consulting with the Company by giving one month notice or receipt of one months’ salary in lieu of such notice.

13.0           Miscellaneous

13.1           Clauses Severable: If any provision of this Agreement is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.2           Governing Law: This Agreement shall be governed, construed and interpreted in accordance with the laws of the state of Nevada, United States of America and the parties hereto irrevocably submit to the exclusive jurisdiction of the courts of Nevada, U.S.A..

13.3           A party may send a notice to the other party at the address first above written by ordinary mail, delivery or by facsimile. Delivery shall be deemed to have occurred three business days after the mailing date and if by facsimile on the date sent if before 4:00 PM and if after 4:00 PM, the next business day.

If you accept being employed by the Company on these terms and conditions, please sign and return the duplicate hereof.

I, Clive Howard Matthew King accept this Agreement of Consulting under the terms and conditions there to attached.

Signature CLIVE HOWARD MATTHEW KING.	Date: 10 May 2010

Printed name Clive Howard Matthew King

Lake Victoria Mining Company, Inc.

Signature ROGER A. NEWELL	Date: May 11, 2010

Printed name Roger A. Newell

Schedule A

Services & Duties

As Senior Geological Consultant to the company to provide the following and any other services and activities that commensurate with the position:

Preparation of budgets and exploration strategies;
Planning, organizing and implementation within budget of all geological exploration programs including approved RAB, RC and diamond drill programs, soil geochemistry programs, stream sediment sampling, pitting, trenching, mapping – all to be 43-101 compliant;
Training of local teams in all aspects and procedures of sampling, exploration techniques and procedural systems;
logging/sampling and proper storage of any drilling;
establishing the required assaying and QA/QC systems and protocols;
Establishing and maintaining of database;
Ore modeling and resource calculation;
Technical reporting and report writing; target generation and property evaluation.

Schedule B

Compensation

(a) Base. As compensation for the services rendered pursuant to this Agreement, the Company agrees to pay the Consultant a base compensation during the Initial Consulting Period of U.S. $15,000 per month, payable in monthly installments in accordance with the Company’s standard payroll practices, subject to such payroll and withholding deductions as are required by law or authorized by the Consultant. Upon the agreement being extended for an additional 12 month period the Company agrees to pay the Consultant a base compensation of U.S.$20,000 per month. The amount of the base salary shall be reviewed at the end of each Consulting Period (12 months) and thereafter and may be adjusted on mutual consent.

(b) Bonus. (1) Restricted Shares: Upon completing six months of consulting to the Company, the Initial Consulting Period, the Consultant will be entitled to receive 100,000 restricted shares of the company’s common stock, valued at the market closing price on the date of executing this agreement, in consideration and recognition of the Consultant’s services throughout the first six (6) months.

(c) Vacation. For each full twelve (12) months of services, the Consultant shall be entitled to receive four (4) weeks paid vacation.  Such leave to be taken within twelve calendar months at a time that does not conflict with the Company’s workload. Leave must be submitted in writing with fair and proper notice to the Company. The Company also reserves the rights to request leave be taken at certain times of the year when the Company’s operations are not as busy. Earned vacation time may be carried forward from one calendar year to the next calendar year at the discretion of the company.

(d) Stock Options. Contingent upon the Consultant executing this Agreement and as part of the consideration for the Consultant’s services and being bound by the obligations set forth herein, the Company will grant the Consultant 300,000 options upon the completion of twelve (12) months of the date hereof and annually on the anniversary date each and every year that follows, during the Consultant’s continuous consulting, a Stock Option Agreement as outlined in Exhibit “B1”. Consultant understands and acknowledges that such option cannot be exercised unless and until the issuance of the option has been approved by the Company’s stockholders. The Consultant understands that the exercise price of subsequent annual options granted will be established at the grant date.

(e) Expense Reimbursement. The Company shall reimburse the Consultant for all reasonable and documented travel, entertainment and other business expenses actually and properly incurred by the Consultant in relation to the Company’s business, as they are incurred. No such expense reimbursement shall be allowed with regard to such expenses that exceeds $1000 unless such expenses have been pre-approved by the Company in writing.

(f) Death and Disability: 6 months base compensation paid to beneficiary; accrued leave pay; outstanding expenses.

Schedule C

Medical Plan Coverage and Timeline

1. Medical coverage will be provided by the Company for the Consultant only.

2. The Company’s medical insurance provider Strategis covers insurance against injuries while on field duty.

3. It is the Consultant’s responsibility to familiarize himself with the insurance provider’s coverage and to carry the appropriate documents, while working to be able to contact the insurance if a medical emergency were to arise.

4. Coverage to include medi-vac out of Tanzania to the appropriate medical facility (South Africa/UK)

Schedule D

Company Code of Ethics

Good Business Ethics
All Company Consultants are responsible for adhering to ethical business practice. Failure to adhere to acceptable business practice and civil ethical behavior will result in the appropriate consequences, both by the Company and by the laws of the country.

All Consultants are responsible to report any behavior that is deemed to be contrary to good business ethics to the Company. In addition it is the Company’s responsibility to report any unlawful conduct to the necessary authorities.

Conflicts of Interest
All Consultants and management will strive to act only in the best interests of the Company. Any conflict of interests, which will make it difficult for an Consultant or management to act in the best interests of the Company, should be both reported and avoided.

Any work that would only benefit the personal gain of the individual at the expense of the Company, which would constitute improper gain, would be a conflict of interest and is reportable to the Company.

The Company recognizes the right of Consultants and management to take part in financial and business activities outside of their Company work which would not compromise their Consulting activity with the Company which is not during Consulting hours with the Company.  These activities should not be at the expense of the Company or in conflict with its business interests.

Investing or trading in competitors or business partners remains subject to applicable laws and regulations regarding insider trading.

Company Consultants and management will not solicit any gifts or gifts of cash that would compromise or influence them to make unsound business decisions.

If conflicts of interest are persistent and there is not sound judgment on the part of an Consultant, the Company’s general policy will be to correct the situation in the best interests of the Company, allowing reasonable time to prevent unnecessary hardship for the person involved.

Proper Use of Assets
All Consultants and management are expected to be prudent with Company assets. This includes protecting Company assets from loss, theft, misuse, damage and waste. Proper use of assets also includes proper use of work time and Company property.

Public Disclosure
The Company’s commitment is to provide timely, accurate and factual information to its shareholders and Consultants.

Financial Governance
The Company’s accounting will reflect an accurate and complete record, with reasonable detail of business transactions undertaken by the Company. Each Consultant and person in management must work to facilitate accurate records for accounting and proper expenditure by the Company.

Good Dealings
All Consultants and management are expected to treat any persons they come into contact with through the business dealings of the Company with proper respect and kindness.

Discrimination and Harassment
The Company does not tolerate any discrimination due to, race, cultural or spiritual background of any Consultants or management and its Consulting practice will be governed by the Company’s Consulting Plan which complies with the Consulting and Labour Relations Act, 2004 Tanzania.

All Consultants and management will act with professionalism free from bias or harassment.

Compliance
The Company is committed to comply with all laws, and regulations in any jurisdiction in which it chooses to operate as a Company and will provide its Consulting Plan to all Consultants

All Consultants and management are expected to read the Consulting Plan and inform themselves to the best of their ability of all laws and regulations governing their business in the district they are operating in, and to adhere to such.

It is also the Company’s policy that neither the Company, nor its Consultants or management shall accept, pay for or promise to give anything to any government official for the purpose of unjust gain, either that would benefit the Company or indirectly benefit them on behalf of the Company.

The Company has a strong anti-bribery stance in its efforts to do business and will be extra vigilant to not get involved in this practice even though it may be viewed as common practice.

Health & Safety
The Company will practice business in compliance with the safety regulations governing the mining industry.

All Consultants and management will be helped to maintain a healthy and happy outlook while working for the Company.

Waivers of This Code
There may be certain rare situations, where it could be necessary to waive this code. This would only be done on the level of management and always with the best interests of the Company first.

I agree to uphold the Company code of ethics while in the Consulting of the Company

Signed:  CLIVE HOWARD MATTHEW KING

Name:  Clive Howard Matthew King